THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2017 RESULTS
On Track to Deliver Full Year Targets

•	Net Revenues Declined 11%, Reflecting Unfavorable Impacts from Structural Changes of 10% and
Foreign Currency of 1%

•	Organic Revenues (Non-GAAP) Were Even, Which Included the Impact of Two Fewer Days in the
Reporting Calendar and the Shift of the Easter Holiday

•	Price/Mix Grew 3% with Balanced Contribution Across the Operating Segments

•	Operating Margin and Comparable Currency Neutral Operating Margin (Non-GAAP)
Expanded More than 90 Basis Points and More than 220 Basis Points, Respectively

•	EPS of $0.27 and Comparable EPS (Non-GAAP) of $0.43

•	On Track to Deliver Full Year Organic Revenue (Non-GAAP) and
Comparable EPS (Non-GAAP) Targets

•	Expanding Our Existing $3 Billion Productivity and Reinvestment Program to Capture an
Incremental $800 Million in Annualized Savings by 2019
ATLANTA, April 25, 2017 – The Coca-Cola Company today reported first quarter 2017 operating results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company, said, "The first quarter performance was in line with our plan, and we remain on track to deliver our underlying revenue and profit targets for the full year. As anticipated, revenues in the quarter were adversely impacted by two fewer days and the shift of the Easter holiday. Most importantly, we continue to execute against the long-term strategic transformation plan for the Company – a plan that I am confident will deliver even greater shareowner and stakeholder value in the years to come."

"Next week I will proudly hand over the CEO reins to James Quincey with full confidence that he will complete the Company's transformation and lead our aggressive growth agenda. His vision of accelerating The Coca-Cola Company's evolution into a total beverage business with a focus on driving sustainable growth across a broad portfolio is exciting for all stakeholders, and he has my full support," Kent continued.

President and Chief Operating Officer James Quincey said, "We are rapidly evolving our growth model to make changes that will result in an even more consumer-centric portfolio that meets people's changing tastes and preferences. Importantly, these portfolio changes will help our consumers moderate the amount of added sugar they consume. In addition, as we approach the end of our refranchising and implement our new, more agile operating model, we are expanding our productivity program. Our revamped portfolio, a stronger global bottling system, and a leaner enterprise structure will allow us to capture an increasing share of the vibrant value growth available in the beverage industry and to deliver value for our shareowners. It will be an honor and a privilege to lead the organization as CEO, and I look forward to working with our people around the world to accelerate our growth."

Highlights

Quarterly Performance

•
Net revenues declined 11% to $9.1 billion, impacted by a headwind from acquisitions, divestitures, and structural items of 10% related to the ongoing refranchising of bottling territories and a foreign currency exchange headwind of 1%. Organic revenues (non-GAAP) were even – the result of 3% price/mix growth and a 3% decline in concentrate sales. The two fewer days in the quarter accounted for an approximate 2 point drag on organic revenue (non-GAAP) growth. The timing of concentrate shipments and the shift of the Easter holiday into the second quarter also put negative pressure on the results. Core business organic revenues (non-GAAP) were even, and core business price/mix growth was 3%.

•
Our value share growth outpaced our volume share in total nonalcoholic ready-to-drink ("NARTD") beverages, reflecting our shifted focus from driving volume growth to driving revenue growth. We also gained value share in sparkling soft drinks and juice, dairy, and plant-based beverages.

•
Total unit case volume was even, which included less than a half point of growth from acquired brands. Unit case volume performance was significantly impacted by the macroeconomic conditions in select Latin American markets along with the shift of the Easter holiday into the second quarter. Brazil and Venezuela accounted for over a 1 point drag on consolidated unit case volume growth. From a market segmentation perspective, our developed markets continued to outperform the consolidated results with 1% unit case volume growth.

•
Our operating margin expanded by more than 90 basis points and our comparable currency neutral operating margin (non-GAAP) expanded over 220 basis points. The reported operating margin includes items impacting comparability and the impact of changes in foreign currency exchange rates. Improvements in operating margin were driven by structural impacts, our ongoing pricing initiatives, savings generated through our productivity program, and geographic mix.

•
Cash from operations was $788 million, up 30% from the prior year. This increase was driven by the cycling of a pension plan contribution in the prior year, partially offset by the impact of two fewer days in the quarter and our ongoing refranchising of North American bottling territories.

Company Updates
We embarked upon 2017 with a full agenda of strategic priorities to evolve our growth model and to further our transformation into a total beverage company. Key initiatives include:

•
Expanding our productivity and reinvestment program: We are expanding our current productivity and reinvestment program, with planned initiatives that are expected to generate an incremental $800 million in annualized savings by 2019. This brings the total annualized savings target of our six-year program to $3.8 billion. We expect to generate these additional savings through opportunities across our entire spend base – supply chain, marketing expenditures, and from the new operating model that was announced at the CAGNY Conference earlier this year. The majority of these additional savings are expected to be achieved in 2018 and 2019. The expected productivity savings associated with 2017 were included in our previously provided guidance.

•
Accelerating growth of our consumer-centric brand portfolio: As part of our ongoing strategic priority to expand the beverages we sell across key consumer-centric category clusters, we completed the acquisition of the AdeS plant-based beverage business from Unilever. While the transaction began as an acquisition by The Coca-Cola Company and Coca-Cola FEMSA, other bottlers in Latin America later elected to participate in the investment. By closing, the transaction included all bottling partners within the AdeS geographic footprint, demonstrating excitement across the system for the fast-growing, plant-based beverage category. Building on the recent success of Honest Tea in the U.S., our organic sports drink Honest Sport was reintroduced with a new recipe and visual identity. In addition, Honest Tea continued its expansion in Europe, with additional markets planned for the remainder of the year. In order to meet changing consumer needs in Japan, we launched Coca-Cola Plus, the first-ever Trademark Coca-Cola product approved by the Japanese government as Food for Specified Health Use (FOSHU). This no-sugar product with added dietary fiber is positioned to address Japan's large aging population. The product is also helping us drive revenue growth in sparkling soft drinks, with a premium retail price over similar size, pack, and channel offerings of brand Coca-Cola.

•
Strengthening our system: Bottler refranchising transactions completed in North America since our last update on Feb. 9, 2017 represent the largest block of territory transitions to date in this process. In China, we closed the majority of previously announced bottler refranchising transactions on April 1, 2017. Following these transactions, all bottling territories in China are now majority owned by local franchise partners. Meanwhile in Japan, Coca-Cola West and Coca-Cola East Japan completed their previously announced merger on April 1, 2017 to form Coca-Cola Bottlers Japan Inc.

•
Unlocking the power of our people: We recently announced senior leadership appointments to further advance our ongoing transformation into a growth-oriented, consumer-centered, total beverage company. We announced the creation of a Chief Growth Officer role with a clear mandate for driving global growth and a Chief Innovation Officer role to accelerate the expansion of our consumer-centric portfolio, both reporting directly to the CEO. As part of our continued work to digitize the enterprise, the Information Technology function will now also report directly to the CEO. The entire enterprise will be supported by a focused, more agile corporate center as well as a broader Enabling Services organization, combining key transactional and expertise services.

Operating Review – Three Months Ended March 31, 2017
Revenues and Volume

Percent Change	Concentrate Sales [1]	Price/Mix	Currency Impact	Acquisitions, Divestitures, and Structural Items, Net	Reported Net Revenues	Organic Revenues [2]	Unit Case Volume
Consolidated	(3)	3	(1)	(10)	(11)	0	0
Europe, Middle East & Africa	(2)	2	(5)	(3)	(7)	1	2
Latin America	(6)	6	(1)	0	(1)	0	(3)
North America	(3)	3	0	2	1	0	0
Asia Pacific	0	0	(3)	0	(2)	0	1
Bottling Investments	(4)	2	0	(25)	(27)	(2)	(27)

Income Before Income Taxes and EPS

Percent Change	Reported Income Before Income Taxes	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]	Structural Impact	Comparable Currency Neutral (Structurally Adjusted) [2]
Consolidated	(20)	(16)	(3)	(1)	(3)	2

Europe, Middle East & Africa	(7)	0	(5)	(1)
Latin America	(2)	0	(4)	2
North America	(18)	(20)	(2)	4
Asia Pacific	(1)	0	(5)	4
Bottling Investments	(26)	(24)	3	(5)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral [2]
Consolidated EPS	(19)	(15)	(3)	(2)

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral income before income taxes, comparable currency neutral income before income taxes (structurally adjusted), and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.

In addition to the data in the preceding tables, quarterly operating results included the following:

Consolidated

•	Price/mix growth of 3% was primarily driven by positive operational pricing and mix in all operating segments. Geographic or segment mix did not have a significant impact on price/mix.

•	Unit case volume was even and included the following performance by category cluster:

◦	Sparkling soft drinks: -1%

◦	Juice, dairy, and plant-based beverages: 0%

◦	Water, enhanced water, and sports drinks: 3%

◦	Tea and coffee: 2%

•
The decline in income before income taxes included items impacting comparability, primarily due to charges associated with the refranchising of bottling territories in North America. The decline was also impacted by changes in foreign currency exchange rates and structural items, which were primarily related to the refranchising of bottling territories. Comparable currency neutral income before income taxes (structurally adjusted) (non-GAAP) benefited from the impact of our productivity initiatives and an increase in equity income, partially offset by a swing from net interest income to net interest expense.

•	Purchases of stock for treasury were $1.3 billion in the quarter, and net share repurchases (non-GAAP) totaled $836 million.

Europe, Middle East & Africa

•
Price/mix growth of 2% was driven by positive operational pricing and mix in our Western Europe business unit. Geographic mix did not have a significant impact on price/mix. Acquisitions, divestitures, and structural items reflect the impact of bottling transactions in Europe and Africa.

•
The decline in income before income taxes included items impacting comparability and the impact of changes in foreign currency exchange rates. On a net basis, comparable currency neutral income before income taxes (non-GAAP) was not significantly impacted by structural items.

•	We maintained value share in total NARTD beverages. We gained value share in sparkling soft drinks; juice, dairy, and plant-based beverages; and tea and coffee.

•
Unit case volume growth of 2% included 1 point of growth from acquired brands, which were primarily water brands in Africa. Unit case volume growth was driven by growth in our West Africa and Western Europe business units and was partially offset by a decline in our South & East Africa business unit, primarily driven by South Africa. Low single-digit sparkling soft drinks unit case volume growth was led by growth across the region in Coca-Cola Zero Sugar, and a mid single-digit decline in juice, dairy, and plant-based beverages was driven by market disruptions in Iraq.

Latin America

•	Price/mix growth of 6% included solid performance in Mexico and inflation-led pricing in Argentina.

•	We gained value share in total NARTD beverages; water, enhanced water, and sports drinks; and tea and coffee.

•
The unit case volume decline of 3% was driven by double-digit declines in both our Brazil and Latin Center business units amidst persistent macroeconomic challenges in those markets. These declines were partially offset by mid single-digit unit case volume growth in Mexico. Unit case volume for sparkling soft drinks declined mid single digits, primarily due to Brazil and Venezuela, while water, enhanced water, and sports drinks grew low single digits.

North America

•
Price/mix growth of 3% reflects our continued execution of disciplined occasion, brand, price, and package strategy. Sparkling soft drinks price/mix growth of 1% was unfavorably impacted by two points due to the timing of shipments in the foodservice & on-premise channel. Acquisitions, divestitures, and structural items reflect the impact of the ongoing refranchising of bottling territories in North America.

•
Income before income taxes included items impacting comparability and the impact of changes in foreign currency exchange rates. Comparable currency neutral income before income taxes (non-GAAP) was favorably impacted by the ongoing refranchising in North America.

•	We gained value share in total NARTD beverages for the 28th consecutive quarter. We also gained value share in sparkling soft drinks; juice, dairy, and plant-based beverages; and tea and coffee.

•
In sparkling soft drinks, mid single-digit unit case volume growth in both Fanta and Sprite as well as low single-digit growth in Coca-Cola Zero was offset primarily by a mid single-digit decline in Diet Coke. In juice, dairy, and plant-based beverages, fairlife ultra-filtered milk grew unit case volume over 50%.

Asia Pacific

•
Price/mix was even, driven by positive operational pricing and mix in our Greater China & Korea business unit offset by negative performance in our India & South West Asia business unit. Geographic mix did not have a significant impact on price/mix.

•	We gained value share in sparkling soft drinks.

•
Unit case volume growth of 1% included low single-digit growth in our Greater China & Korea and ASEAN business units, partially offset by a low single-digit decline in our India & South West Asia business unit. Brand Coca-Cola led low single-digit unit case volume growth in sparkling soft drinks. Mid single-digit unit case volume growth in juice, dairy, and plant-based beverages was driven by solid growth in Minute Maid.

Bottling Investments

•	Price/mix growth of 2% included solid performance in the North American bottling operations partially offset by negative operational pricing and mix in the Indian bottling operations.

•
The decline in income before income taxes was driven by items impacting comparability partially offset by the impact of changes in foreign currency exchange rates. Comparable currency neutral income before income taxes (non-GAAP) was unfavorably impacted by the ongoing refranchising of North American bottling territories and the deconsolidation of our German and South African bottling operations in 2016.

Outlook
Our 2017 outlook for organic revenues, comparable currency neutral income before income taxes (structurally adjusted), and comparable EPS are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, acquisitions and divestitures, and the impact of structural items, as applicable. We are not able to reconcile our full year 2017 projected organic revenues to our full year 2017 projected reported net revenues, our full year 2017 projected comparable currency neutral income before income taxes (structurally adjusted) to our full year 2017 projected reported income before income taxes, or our full year 2017 projected comparable EPS to our full year 2017 projected reported EPS without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and the exact timing of acquisitions, divestitures and/or structural changes throughout 2017. The unavailable information could have a significant impact on our full year 2017 GAAP financial results.
Full Year 2017 Underlying Performance:

•	Approximately 3% growth in organic revenues (non-GAAP) – No Change

•
7% to 8% growth in comparable currency neutral income before income taxes (structurally adjusted) (non-GAAP), driven by strong operating performance partially offset by the impact of an increasing interest rate environment – No Change

Full Year 2017 Currency Impact:

•	Net revenues: 1% to 2% headwind based on the current rates and including the impact of hedged positions – No Change

•	Income before income taxes: 3% headwind based on the current rates and including the impact of hedged positions – Updated
Full Year 2017 Acquisitions, Divestitures, and Structural Items Impact:

•	Net revenues: 18% to 19% headwind from acquisitions, divestitures, and structural items – No Change

•	Income before income taxes: 5% to 6% structural headwind – No Change
Full Year 2017 Other Items:

•	Underlying effective tax rate (non-GAAP): 24.0%* – No Change

•	Net share repurchases (non-GAAP): Approximately $2.0 billion – No Change

•	Net capital expenditures: $2.0 billion to $2.5 billion – No Change
Full Year 2017 EPS:

•	Comparable EPS (non-GAAP): 1% to 3% decline versus $1.91 in 2016 – Updated
Second Quarter 2017 Considerations – New:

•	Net revenues: 17% to 18% headwind from acquisitions, divestitures, and structural items; 1% to 2% currency headwind based on the current rates and including the impact of hedged positions

•	Income before income taxes: 3% to 4% structural headwind; 3% currency headwind based on the current rates and including the impact of hedged positions
Full Year 2018 Considerations:

•	Net revenues: 16% to 17% headwind from acquisitions, divestitures, and structural items – No Change

•	Income before income taxes: 1% to 2% structural headwind; low single-digit currency headwind based on the current rates and including the impact of hedged positions – No Change

•	Underlying effective tax rate (non-GAAP): 26.0%* – No Change

*Does not include any impact from potential tax reform

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
"Core business" represents the combined performance from the Europe, Middle East & Africa; Latin America; North America; Asia Pacific; and Corporate operating segments offset by intersegment eliminations.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2017 financial results were impacted by two fewer days and fourth quarter 2017 financial results will be impacted by one additional day as compared to the same periods in 2016. Unit case volume results are not impacted by variances in days due to the average daily sales computation referenced above.

Conference Call
We are hosting a conference call with investors and analysts to discuss first quarter 2017 financial results today, April 25, 2017 at 9 a.m. EDT. We invite participants to listen to a live webcast of the conference call on the Company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes a reconciliation of non-GAAP financial measures to the Company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:            Investors and Analysts                Media
Tim Leveridge: +01 404.676.7563        Kent Landers: +01 404.676.2683

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 31, 2017	April 1, 2016	% Change[1]
Net Operating Revenues	$9,118	$10,282	(11)
Cost of goods sold	3,513	4,069	(14)
Gross Profit	5,605	6,213	(10)
Selling, general and administrative expenses	3,315	3,761	(12)
Other operating charges	308	311	(1)
Operating Income	1,982	2,141	(7)
Interest income	155	144	8
Interest expense	192	141	36
Equity income (loss) — net	116	92	25
Other income (loss) — net	(554)	(342)	(62)
Income Before Income Taxes	1,507	1,894	(20)
Income taxes	323	401	(19)
Consolidated Net Income	1,184	1,493	(21)
Less: Net income (loss) attributable to noncontrolling interests	2	10	(79)
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,182	$1,483	(20)
Diluted Net Income Per Share[2]	$0.27	$0.34	(19)
Average Shares Outstanding — Diluted[2]	4,334	4,382

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended March 31, 2017 and April 1, 2016, basic net income per share was $0.28 for 2017 and $0.34 for 2016 based on average shares outstanding — basic of 4,287 million for 2017 and 4,328 million for 2016. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca–Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$12,120	$8,555
Short-term investments	9,791	9,595
Total Cash, Cash Equivalents and Short-Term Investments	21,911	18,150
Marketable securities	3,294	4,051
Trade accounts receivable, less allowances of $446 and $466, respectively	3,702	3,856
Inventories	2,885	2,675
Prepaid expenses and other assets	2,670	2,481
Assets held for sale	5,789	2,797
Total Current Assets	40,251	34,010
Equity Method Investments	16,753	16,260
Other Investments	1,230	989
Other Assets	4,454	4,248
Property, Plant and Equipment — net	9,746	10,635
Trademarks With Indefinite Lives	6,478	6,097
Bottlers' Franchise Rights With Indefinite Lives	1,769	3,676
Goodwill	10,008	10,629
Other Intangible Assets	512	726
Total Assets	$91,201	$87,270

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,251	$9,490
Loans and notes payable	13,726	12,498
Current maturities of long-term debt	2,185	3,527
Accrued income taxes	268	307
Liabilities held for sale	2,226	710
Total Current Liabilities	28,656	26,532
Long-Term Debt	31,538	29,684
Other Liabilities	4,041	4,081
Deferred Income Taxes	3,899	3,753
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	15,197	14,993
Reinvested earnings	65,099	65,502
Accumulated other comprehensive income (loss)	(10,206)	(11,205)
Treasury stock, at cost — 2,767 and 2,752 shares, respectively	(48,974)	(47,988)
Equity Attributable to Shareowners of The Coca-Cola Company	22,876	23,062
Equity Attributable to Noncontrolling Interests	191	158
Total Equity	23,067	23,220
Total Liabilities and Equity	$91,201	$87,270

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	March 31, 2017	April 1, 2016
Operating Activities
Consolidated net income	$1,184	$1,493
Depreciation and amortization	328	458
Stock-based compensation expense	55	69
Deferred income taxes	(34)	(81)
Equity (income) loss — net of dividends	(89)	(79)
Foreign currency adjustments	72	93
Significant (gains) losses on sales of assets — net	497	362
Other operating charges	269	142
Other items	16	(173)
Net change in operating assets and liabilities	(1,510)	(1,680)
Net cash provided by operating activities	788	604
Investing Activities
Purchases of investments	(3,551)	(4,763)
Proceeds from disposals of investments	4,176	6,010
Acquisitions of businesses, equity method investments and nonmarketable securities	(337)	(688)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	1,430	291
Purchases of property, plant and equipment	(442)	(536)
Proceeds from disposals of property, plant and equipment	18	29
Other investing activities	(255)	5
Net cash provided by (used in) investing activities	1,039	348
Financing Activities
Issuances of debt	11,704	8,530
Payments of debt	(9,223)	(6,783)
Issuances of stock	394	763
Purchases of stock for treasury	(1,304)	(739)
Dividends	—	(1,505)
Other financing activities	(36)	133
Net cash provided by (used in) financing activities	1,535	399
Effect of Exchange Rate Changes on Cash and Cash Equivalents	203	88
Cash and Cash Equivalents
Net increase (decrease) during the period	3,565	1,439
Balance at beginning of period	8,555	7,309
Balance at end of period	$12,120	$8,748

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues [1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 31, 2017	April 1, 2016	% Fav. / (Unfav.)	March 31, 2017	April 1, 2016	% Fav. / (Unfav.)	March 31, 2017	April 1, 2016	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,632	$1,750	(7)	$867	$927	(7)	$885	$950	(7)
Latin America	926	935	(1)	505	523	(3)	507	518	(2)
North America	2,394	2,364	1	569	581	(2)	473	580	(18)
Asia Pacific	1,208	1,235	(2)	545	551	(1)	549	554	(1)
Bottling Investments	3,867	5,292	(27)	(110)	(118)	6	(542)	(432)	(26)
Corporate	29	(15)	—	(394)	(323)	(22)	(365)	(276)	(32)
Eliminations	(938)	(1,279)	27	—	—	—	—	—	—
Consolidated	$9,118	$10,282	(11)	$1,982	$2,141	(7)	$1,507	$1,894	(20)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
During the three months ended March 31, 2017, intersegment revenues were $13 million for Latin America, $772 million for North America, $130 million for Asia Pacific and $23 million for Bottling Investments. During the three months ended April 1, 2016, intersegment revenues were $141 million for Europe, Middle East & Africa, $18 million for Latin America, $943 million for North America, $133 million for Asia Pacific, $41 million for Bottling Investments and $3 million for Corporate.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "Organic revenues", "core business organic revenues", "comparable currency neutral operating margin", "comparable currency neutral income before income taxes", "comparable currency neutral income before income taxes (structurally adjusted)", "comparable EPS", "comparable currency neutral EPS", "underlying effective tax rate" and "net share repurchases", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company's performance. Disclosing these non-GAAP financial measures allows investors and Company management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, normalizing for certain structural items in hyperinflationary economies, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

•
"Structural changes" generally refer to acquisitions or dispositions of bottling, distribution or canning operations and the consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2017 and 2016, the Company refranchised bottling territories in North America to certain of its unconsolidated bottling partners. Accordingly, these activities have been included as structural items in our analysis of the impact of these changes on certain line items in our condensed consolidated statements of income. In addition, for non-Company-owned and licensed beverage products sold in the refranchised territories in North America for which the Company no longer reports unit case volume, we have eliminated the unit case volume from the base year when calculating 2017 versus 2016 volume growth rates on a consolidated basis as well as for the North America and Bottling Investments operating segments. During 2016, the Company deconsolidated our South African bottling operations and disposed of its related equity method investment in exchange for equity method investments in Coca-Cola Beverages Africa Limited ("CCBA") and CCBA's South African subsidiary. As part of the transaction, the Company also acquired and licensed several brands. The impacts of the deconsolidation and new equity method investments have been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for our Europe, Middle East and Africa and Bottling Investments operating segments and equity income on a consolidated basis as well as for our Bottling Investments operating segment. The brands and licenses that the Company acquired impacted the Company’s unit case volume and concentrate sales volume and therefore, in addition to being included as a structural change, they are also considered acquired brands. Also in 2016, the Company deconsolidated our German bottling operations as a result of their being combined to create Coca-Cola European Partners plc ("CCEP"). As a result of the transaction, the Company now owns an equity method investment in CCEP. Accordingly, the impact of the deconsolidation and new equity method investment has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for our Europe, Middle East and Africa and Bottling Investments operating segments and equity income on a consolidated basis as well as for our Bottling Investments operating segment.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
DEFINITIONS (continued)

•
"Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, as well as the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the Company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange, as well as the impact of acquisitions, divestitures and structural changes. "Core business organic revenues" (non-GAAP) represents the combined organic revenue performance from the Europe, Middle East and Africa; Latin America; North America; Asia Pacific; and Corporate operating segments offset by intersegment eliminations. Management believes the core business organic revenues (non-GAAP) measure enhances the understanding of the change in the net operating revenues of the segments of our business that are not significantly impacted by the acquisition and divestiture activity taking place in our Bottling Investments operating segment. The adjustments related to acquisitions, divestitures and structural items for the three months ended March 31, 2017 and April 1, 2016 consisted of the structural changes discussed above. Additionally, during the three months ended March 31, 2017, organic revenues (non-GAAP) were adjusted, both on a consolidated basis and for our Asia Pacific operating segment, for the sales of the Company's plant-based protein beverages in China that were acquired in 2016.

•
"Comparable currency neutral operating margin", "comparable currency neutral income before income taxes" and "comparable currency neutral income before income taxes (structurally adjusted)" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. Comparable currency neutral income before income taxes (structurally adjusted) (non-GAAP) has also been adjusted for structural changes. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable currency neutral operating margin (non-GAAP) expansion, comparable currency neutral income before income taxes (non-GAAP) growth and comparable currency neutral income before income taxes (structurally adjusted) (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Comparable EPS" and "comparable currency neutral EPS" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes that excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

•
"Net share repurchases" is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". Items impacting comparability include asset impairments and restructuring charges, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are timing differences related to our economic (nondesignated) hedging activities and our proportionate share of similar items incurred by our equity method investees, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments and Restructuring
Asset Impairments
During the three months ended March 31, 2017, the Company recorded a charge of $84 million related to the impairment of Coca-Cola Refreshments ("CCR") goodwill that is recorded in our Bottling Investments operating segment, primarily as a result of current quarter refranchising activities in North America and management's view of the proceeds that are expected to be received for the remaining bottling territories upon their refranchising. This charge was determined by comparing the fair value of the reporting unit to its carrying value.
Restructuring
During the three months ended April 1, 2016, the Company recorded charges of $199 million. These charges were related to the integration of our German bottling operations, which were deconsolidated in May 2016.
Productivity and Reinvestment
During the three months ended March 31, 2017 and April 1, 2016, the Company recorded charges of $139 million and $63 million, respectively, related to our productivity and reinvestment initiatives. These productivity and reinvestment initiatives are focused on four key areas: restructuring the Company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments. The savings realized from the program will enable the Company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.
Equity Investees
During the three months ended March 31, 2017 and April 1, 2016, the Company recorded net charges of $58 million and $3 million, respectively. These amounts represent the Company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains/Losses
During the three months ended March 31, 2017 and April 1, 2016, the Company recorded charges of $60 million and $45 million, respectively, primarily related to costs incurred to refranchise certain of our bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our North America bottling system.
During the three months ended March 31, 2017 and April 1, 2016, the Company recorded charges of $2 million and $1 million, respectively. These charges were for noncapitalizable transaction costs associated with pending and closed transactions.
During the three months ended March 31, 2017 and April 1, 2016, the Company incurred losses of $497 million and $369 million, respectively, due to the refranchising of certain bottling territories in North America. These losses primarily related to the derecognition of the intangible assets transferred or reclassified as held for sale.
During the three months ended March 31, 2017, the Company incurred charges of $106 million primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the three months ended March 31, 2017, the Company recognized a tax expense of $60 million resulting from the accrual of tax on temporary differences related to the investment in foreign subsidiaries that are expected to reverse in the foreseeable future.
During the three months ended April 1, 2016, the Company recorded a net gain of $18 million as a result of the disposal of our shares in Keurig Green Mountain, Inc.
Other Items
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges primarily to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 31, 2017 and April 1, 2016, the net impact of the Company's adjustment related to our economic hedging activities resulted in a decrease of $4 million and an increase of $24 million, respectively, to our non-GAAP income before income taxes.
Other
During the three months ended March 31, 2017, the Company recorded impairment charges of $20 million related to Venezuelan intangible assets as a result of weaker sales resulting from continued political instability. These charges were determined by comparing the fair value of the assets, derived using discounted cash flow analyses, to the respective carrying values.
During the three months ended March 31, 2017 and April 1, 2016, the Company recorded other charges of $6 million and $3 million, respectively. These charges were primarily related to tax litigation expense.
Certain Tax Matters
During the three months ended March 31, 2017, the Company recorded $53 million of excess tax benefits associated with the Company's share-based compensation arrangements, partially offset by a net tax charge of $23 million for changes to our uncertain tax positions, including interest and penalties. During the three months ended April 1, 2016, the Company recorded a net tax benefit of $6 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
2017 OUTLOOK
Our 2017 outlook for organic revenues, comparable currency neutral income before income taxes (structurally adjusted) and comparable EPS are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, acquisitions and divestitures, and the impact of structural items, as applicable. We are not able to reconcile our full year 2017 projected organic revenues to our full year 2017 projected reported net revenues, our full year 2017 projected comparable currency neutral income before income taxes (structurally adjusted) to our full year 2017 projected reported income before income taxes, or our full year 2017 projected comparable EPS to our full year 2017 projected reported EPS without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and the exact timing of acquisitions, divestitures and/or structural changes throughout 2017. The unavailable information could have a significant impact on our full year 2017 GAAP financial results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 31, 2017
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,118	$3,513	$5,605	61.5%	$3,315	$308	$1,982	21.7%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(84)	84
Productivity & Reinvestment	—	—	—		—	(139)	139
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	(3)	3		—	(59)	62
Other Items	14	21	(7)		(3)	(26)	22
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,132	$3,531	$5,601	61.3%	$3,312	$—	$2,289	25.1%

	Three Months Ended April 1, 2016
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,282	$4,069	$6,213	60.4%	$3,761	$311	$2,141	20.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(199)	199
Productivity & Reinvestment	—	—	—		—	(63)	63
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(46)	46
Other Items	47	48	(1)		4	(3)	(2)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,329	$4,117	$6,212	60.1%	$3,765	$—	$2,447	23.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(11)	(14)	(10)		(12)	(1)	(7)
% Currency Impact	(1)	0	(2)		(1)	—	(4)
% Change — Currency Neutral (Non-GAAP)	(10)	(14)	(8)		(11)	—	(4)

% Change — Comparable (Non-GAAP)	(12)	(14)	(10)		(12)	—	(6)
% Comparable Currency Impact (Non-GAAP)	(1)	0	(2)		(1)	—	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	(10)	(14)	(8)		(11)	—	(2)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 31, 2017
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$192	$116	$(554)	$1,507	$323	21.4%	$2	$1,182	$0.27
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	84	—		—	84	0.02
Productivity & Reinvestment	—	—	—	139	52		—	87	0.02
Equity Investees	—	58	—	58	15		—	43	0.01
Transaction Gains/Losses	—	—	603	665	174		—	491	0.11
Other Items	—	—	—	22	—		—	22	0.01
Certain Tax Matters	—	—	—	—	30		—	(30)	(0.01)
Comparable (Non-GAAP)	$192	$174	$49	$2,475	$594	24.0%	$2	$1,879	$0.43

	Three Months Ended April 1, 2016
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[3]
Reported (GAAP)	$141	$92	$(342)	$1,894	$401	21.2%	$10	$1,483	$0.34
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	199	—		—	199	0.05
Productivity & Reinvestment	—	—	—	63	21		—	42	0.01
Equity Investees	—	3	—	3	—		—	3	—
Transaction Gains/Losses	—	—	351	397	143		—	254	0.06
Other Items	—	—	29	27	10		—	17	—
Certain Tax Matters	—	—	—	—	6		—	(6)	—
Comparable (Non-GAAP)	$141	$95	$38	$2,583	$581	22.5%	$10	$1,992	$0.45

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	36	25	(62)	(20)	(19)		(79)	(20)	(19)
% Change — Comparable (Non-GAAP)	36	81	31	(4)	2		(79)	(6)	(5)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed as well as the tax impact resulting from the accrual of tax on temporary differences related to the investment in foreign subsidiaries that are now expected to reverse in the foreseeable future.

[2]	4,334 million average shares outstanding — diluted

[3]	4,382 million average shares outstanding — diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Income Before Income Taxes and Diluted Net Income Per Share:
	Three Months Ended March 31, 2017
	Income before income taxes	Diluted net income per share
% Change — Reported (GAAP)	(20)	(19)
% Currency Impact	(1)	(1)
% Change — Currency Neutral (Non-GAAP)	(19)	(18)
% Structural Impact	4	—
% Change — Currency Neutral (Structurally Adjusted) (Non-GAAP)	(23)	—

% Impact of Items Impacting Comparability (Non-GAAP)	(16)	(15)
% Change — Comparable (Non-GAAP)	(4)	(5)
% Comparable Currency Impact (Non-GAAP)	(3)	(3)
% Change — Comparable Currency Neutral (Non-GAAP)	(1)	(2)
% Comparable Structural Impact (Non-GAAP)	(3)	—
% Change — Comparable Currency Neutral (Structurally Adjusted) (Non-GAAP)	2	—

Note:	Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Segment:

	Three Months Ended March 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,632	$926	$2,394	$1,208	$3,867	$29	$(938)	$9,118
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	5	—	—	9	—	14
Comparable (Non-GAAP)	$1,632	$926	$2,399	$1,208	$3,867	$38	$(938)	$9,132

	Three Months Ended April 1, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,750	$935	$2,364	$1,235	$5,292	$(15)	$(1,279)	$10,282
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	—	—	—
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Equity Investees	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	(2)	—	—	49	—	47
Comparable (Non-GAAP)	$1,750	$935	$2,362	$1,235	$5,292	$34	$(1,279)	$10,329

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(7)	(1)	1	(2)	(27)	—	27	(11)
% Currency Impact	(5)	(1)	0	(3)	0	—	—	(1)
% Change — Currency Neutral (Non-GAAP)	(2)	0	2	0	(27)	—	—	(10)
% Acquisitions, Divestitures and Structural Items	(3)	0	2	0	(25)	—	—	(10)
% Change — Organic Revenues (Non-GAAP)	1	0	0	0	(2)	—	—	0

% Change — Comparable (Non-GAAP)	(7)	(1)	2	(2)	(27)	5	—	(12)
% Comparable Currency Impact (Non-GAAP)	(5)	(1)	0	(3)	0	(1)	—	(1)
% Change — Comparable Currency Neutral (Non-GAAP)	(2)	0	2	0	(27)	7	—	(10)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Core Business Revenues (Non-GAAP): [1]

Three Months Ended March 31, 2017
Reported (GAAP) Net Operating Revenues	$9,118
Bottling Investments Net Operating Revenues	(3,867)
Consolidated Eliminations	938
Intersegment Core Net Operating Revenue Eliminations	(4)
Core Business Revenues (Non-GAAP)	6,185
Items Impacting Comparability:
Asset Impairments/Restructuring	—
Productivity & Reinvestment	—
Equity Investees	—
Transaction Gains/Losses	—
Other Items	14
Comparable Core Business Revenues (Non-GAAP)	$6,199

Three Months Ended April 1, 2016
Reported (GAAP) Net Operating Revenues	$10,282
Bottling Investments Net Operating Revenues	(5,292)
Consolidated Eliminations	1,279
Intersegment Core Net Operating Revenue Eliminations	(6)
Core Business Revenues (Non-GAAP)	6,263
Items Impacting Comparability:
Asset Impairments/Restructuring	—
Productivity & Reinvestment	—
Equity Investees	—
Transaction Gains/Losses	—
Other Items	47
Comparable Core Business Revenues (Non-GAAP)	$6,310

% Change — Reported (GAAP) Net Operating Revenues	(11)
% Change — Core Business Revenues (Non-GAAP)	(1)
% Core Business Currency Impact (Non-GAAP)	(1)
% Change — Currency Neutral Core Business Revenues (Non-GAAP)	0
% Acquisitions, Divestitures and Structural Items	0
% Change — Core Business Organic Revenues (Non-GAAP)[2]	0

% Change — Comparable Core Business Revenues (Non-GAAP)	(2)
% Comparable Core Business Currency Impact (Non-GAAP)	(2)
% Change — Comparable Currency Neutral Core Business Revenues (Non-GAAP)	0

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
Core business revenues (non-GAAP) included the net operating revenues from the Europe, Middle East & Africa, Latin America, North America, Asia Pacific and Corporate operating segments offset by intersegment revenue eliminations of $4 million and $6 million during the three months ended March 31, 2017 and April 1, 2016, respectively.

[2]	Core business organic revenue (non-GAAP) growth included 3 points of positive price/mix.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended March 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$867	$505	$569	$545	$(110)	$(394)	$1,982
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	84	—	84
Productivity & Reinvestment	2	—	35	1	14	87	139
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	60	2	62
Other Items	—	—	(10)	—	(3)	35	22
Comparable (Non-GAAP)	$869	$505	$594	$546	$45	$(270)	$2,289

	Three Months Ended April 1, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$927	$523	$581	$551	$(118)	$(323)	$2,141
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	199	—	199
Productivity & Reinvestment	3	—	31	1	21	7	63
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	45	1	46
Other Items	—	—	(16)	—	(42)	56	(2)
Comparable (Non-GAAP)	$930	$523	$596	$552	$105	$(259)	$2,447

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(7)	(3)	(2)	(1)	6	(22)	(7)
% Currency Impact	(5)	(4)	(2)	(5)	(1)	13	(4)
% Change — Currency Neutral (Non-GAAP)	(1)	1	0	4	8	(34)	(4)

% Change — Comparable (Non-GAAP)	(7)	(3)	0	(1)	(59)	(4)	(6)
% Comparable Currency Impact (Non-GAAP)	(5)	(4)	(2)	(5)	(2)	0	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	(1)	1	2	4	(57)	(4)	(2)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Income (Loss) Before Income Taxes by Segment:

	Three Months Ended March 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$885	$507	$473	$549	$(542)	$(365)	$1,507
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	84	—	84
Productivity & Reinvestment	2	—	35	1	14	87	139
Equity Investees	4	—	—	—	53	1	58
Transaction Gains/Losses	—	—	107	—	556	2	665
Other Items	—	—	(10)	—	(3)	35	22
Comparable (Non-GAAP)	$891	$507	$605	$550	$162	$(240)	$2,475

	Three Months Ended April 1, 2016
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$950	$518	$580	$554	$(432)	$(276)	$1,894
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	199	—	199
Productivity & Reinvestment	3	—	31	1	21	7	63
Equity Investees	—	—	—	—	3	—	3
Transaction Gains/Losses	—	—	—	—	414	(17)	397
Other Items	—	—	(16)	—	(42)	85	27
Comparable (Non-GAAP)	$953	$518	$595	$555	$163	$(201)	$2,583

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(7)	(2)	(18)	(1)	(26)	(32)	(20)
% Currency Impact	(5)	(4)	(2)	(5)	0	31	(1)
% Change — Currency Neutral (Non-GAAP)	(2)	2	(16)	4	(26)	(63)	(19)

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	(20)	0	(24)	(13)	(16)
% Change — Comparable (Non-GAAP)	(6)	(2)	2	(1)	(2)	(19)	(4)
% Comparable Currency Impact (Non-GAAP)	(5)	(4)	(2)	(5)	3	13	(3)
% Change — Comparable Currency Neutral (Non-GAAP)	(1)	2	4	4	(5)	(32)	(1)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:
	Three Months Ended March 31, 2017
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(7)	(10)	2
% Change — Currency Neutral (Non-GAAP)	(4)	(8)	4
% Change — Currency Neutral (Structurally Adjusted) (Non-GAAP)	(8)	0	(8)

% Change — Comparable (Non-GAAP)	(6)	(10)	3
% Change — Comparable Currency Neutral (Non-GAAP)	(2)	(8)	6
% Change — Comparable Currency Neutral (Structurally Adjusted) (Non-GAAP)	3	1	2

Note:	Certain rows may not add due to rounding.
1Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

Operating Margin:
	Three Months Ended March 31, 2017	Three Months Ended April 1, 2016	Basis Point Growth (Decline)
Reported (GAAP)	21.74%	20.82%	92
Items Impacting Comparability (Non-GAAP)	(3.32)%	(2.87)%
Comparable Operating Margin (Non-GAAP)	25.06%	23.69%	137
Comparable Currency Impact (Non-GAAP)	(0.89)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	25.95%	23.69%	226

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:
	Three Months Ended March 31, 2017	Three Months Ended April 1, 2016
Reported (GAAP)
Issuances of Stock	$394	$763
Purchases of Stock for Treasury	(1,304)	(739)
Net Change in Stock Issuance Receivables[1]	(1)	40
Net Change in Treasury Stock Payables[2]	75	(219)
Net Share Repurchases (Non-GAAP)	$(836)	$(155)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the period.

Consolidated Cash from Operations:

	Three Months Ended March 31, 2017	Three Months Ended April 1, 2016
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$788	$604
Items Impacting Comparability:
Cash Payments for Pension Plan Contributions	29	471
Comparable (Non-GAAP)	$817	$1,075

	Net Cash Provided by Operating Activities
% Change — Reported (GAAP)	30
% Change — Comparable (Non-GAAP)	(24)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, offering over 500 brands to people in more than 200 countries. Of our 21 billion-dollar brands, 19 are available in lower- or no-sugar options to help people moderate their consumption of added sugar.  In addition to our namesake Coca-Cola drinks, some of our leading brands around the world include: AdeS soy-based beverages, Ayataka green tea, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater, and Zico coconut water.  At Coca-Cola, we’re serious about making positive contributions to the world.  That starts with reducing sugar in our drinks and continuing to introduce new ones with added benefits.  It also means continuously working to reduce our environmental impact, creating rewarding careers for our associates and bringing economic opportunity wherever we operate. Together with our bottling partners, we employ more than 700,000 people around the world.  For more information, visit our digital magazine Coca-Cola Journey at www.coca-colacompany.com, and follow The Coca-Cola Company on Twitter, Instagram, Facebook and LinkedIn.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; an inability to successfully manage our refranchising activities; failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our productivity initiatives; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster; inability to attract or retain a highly skilled workforce; global or regional catastrophic events, including terrorist acts, cyber-strikes and radiological attacks; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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